Report of Independent Accountants


To the Board of Directors and
  Shareholders of Strong Funds:

In planning and performing our audits of the financial statements of Strong Advantage Fund, Strong Advisor Aggressive High-Yield Bond Fund, Strong Advisor Bond Fund (formerly Strong Bond Fund), Strong Advisor Short Duration Bond Fund (formerly Strong Short-Term Global Bond Fund), Strong Corporate Bond Fund, Strong Government Securities Fund, Strong Heritage Money Fund, Strong High-Yield Bond Fund, Strong High-Yield Municipal Bond Fund, Strong Intermediate Municipal Bond Fund, Strong Investors Money Fund, Strong Money Market Fund, Strong Municipal Advantage Fund, Strong Municipal Bond Fund, Strong Municipal Money Market Fund, Strong Short-Term Bond Fund, Strong Short-Term High Yield Bond Fund, Strong Short-Term High Yield Municipal Fund, Strong Short-Term Municipal Bond Fund, Strong Tax-Free Money Fund and Strong Wisconsin Tax-Free Fund (all twenty-one collectively referred to as the "Funds") for the year ended October 31, 2001, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2001.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.





December 5, 2001